                                                                    EXHIBIT 10.2


CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               LICENSE AGREEMENT

         THIS LICENSE AGREEMENT, dated as of December 18, 2002 (this "Agreement"), between NEUROCRINE BIOSCIENCES, INC. ("Neurocrine"), a corporation organized under the laws of the State of Delaware, 10555 Science Center Drive, San Diego, California 92121-1102, and PFIZER INC., a corporation organized under the laws of the State of Delaware, 235 East 42nd Street, New York, New York 10017 ("Pfizer").

         WHEREAS, Neurocrine owns or may acquire certain patents and patent applications, licenses to patents and patent applications, know-how, trade secrets and scientific and technical information relating to a compound referred to as NBI-34060 (indiplon); and

         WHEREAS, Pfizer desires to acquire from Neurocrine exclusive licenses and sublicenses under said patents and licenses and related know-how, trade secrets and scientific and technical information, and Neurocrine is agreeable to granting such licenses and sublicenses pursuant to the terms of this Agreement.

         NOW, THEREFORE, Pfizer and Neurocrine hereby agree as follows:

                                    ARTICLE 1

1. DEFINITIONS. Any capitalized terms used herein which are not expressly defined in this Agreement shall have the meaning set forth in the Collaboration Agreement. For purposes of this Agreement, the following definitions shall also be applicable:

1.01 "Acceptable Safety Profile" means data with respect to a Product that demonstrates that such Product is safe and well-tolerated for use in humans.

         [***]

1.03 "Affiliate" means any entity directly or indirectly controlled by, controlling, able to control, or under common control with, a party to this Agreement, but only for so long as such control shall continue. For purposes of this definition, "control" (including, with

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
correlative meanings, "controlled by", "controlling" and "under common control with") means possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests. For the avoidance of doubt, neither of the parties to this Agreement shall be deemed to be an "Affiliate" of the other solely as a result of their entering into this Agreement.

1.04 "Approval" means receipt of a final Approval Letter from FDA authorizing marketing and sale of Products.

1.05     "Bankruptcy Code" means 11 U.S.C Sections 101-1330, as amended.

1.06 "Code" or "Codes" means the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA), and the American Medical Association Guidelines on Gifts to Physicians, as either of the foregoing may be amended from time to time.

1.07 "Collaboration Agreement" means the Collaboration Agreement, dated the date hereof, between Neurocrine and Pfizer, as the same shall be amended from time to time in accordance with the terms thereof.

1.08 "Combination Product" means any Product which contains, in addition to the Product, one or more other therapeutically active ingredients.

1.09 "Commercially Reasonable Efforts" means those efforts and resources that Pfizer would use were it promoting and detailing its own pharmaceutical products which are of similar market potential as the Products, taking into account product labeling, market potential, past performance, economic return, the regulatory environment and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due. In evaluating economic return, Pfizer shall not consider payments under this Agreement and the Collaboration Agreement to Neurocrine.

1.10 "Compound" means indiplon (NBI-34060), as more specifically described as Acetamide, N-Methyl-N-[3-[3-(2-thienylcarbonyl)-pyrazol- [1,5-a] pyrimidin-7-yl] phenyl] in any chemical form, including without limitation, salts, solvates, metabolites and prodrugs.


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
1.11     [***]

1.12 "DOV Sublicense" means the Sub-License and Development Agreement, dated June 30, 1998, between DOV and Neurocrine, as amended from time to time.

1.13 "DOV Technical Information" means all scientific or technical information relating to the Compound or the Products licensed to Neurocrine under the DOV Sublicense, including but not limited to: (a) medical, clinical, toxicological or other scientific data, and (b) processes and analytical methodology useful in the development, testing, analysis, manufacture or packaging of the Compound or Products.

1.14 "Effective Date" means the date upon which the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") shall have expired or been terminated, with respect to this Agreement and the Collaboration Agreement, as applicable.

1.15 "FDA" means the United States Food and Drug Administration and any successor agency thereto.

1.16 "Generic Competition" shall exist during a given calendar quarter with respect to a Product in any country in the Territory if, during such calendar quarter, one or more Generic Products shall be commercially available in such country and shall have, in the aggregate, [***] or more share of total sales of the aggregate of Products and Generic Products (based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably determined by Pfizer and agreed by Neurocrine (such agreement not to be unreasonably withheld) as measured by unit sales. In the event IMS International data (or such other agreed data source) is not sufficient to determine the percentage market share for each country in the EU, the

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         average percent market share of the EU countries for which data is not available will be deemed to be the percent market share for those countries in which the data is available.

1.17 "Generic Products" means any pharmaceutical products (other than Products developed and commercialized by Pfizer pursuant to this Agreement) that contain principally the same active chemical entity(ies) as a Product and can reasonably be or are reasonably used for the same indication as a Product.

1.18 "Governmental Authority" means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

1.19 "IR" means the immediate release formulation of the Compound as more specifically described on Exhibit A or any formulation with equivalent release characteristics.

1.20     "IR Product" means a Product with the IR formulation.

1.21 "Joint Technology" means any Technology developed or invented jointly by Pfizer and Neurocrine relating to the Compound or the Products arising out of the Development Program (as defined in the Collaboration Agreement).

1.22 "Key EU Country" means any of the United Kingdom, France, Germany, Spain or Italy.

1.23 "Launch" means, on a country by country basis, the shipping of commercial quantities of a Product for commercial sale to unaffiliated third parties.

1.24 "Law" or "Laws" means all laws, statutes, rules, Codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.25 "MR" means the modified release formulation of the Compound as more specifically described on Exhibit A or any formulation with an equivalent kinetic profile.

1.26     "MR Product" means a Product with the MR formulation.

1.27 "NDA" means a New Drug Application filed with the FDA with respect to a pharmaceutical product.

1.28 "Net Sales" means (a) gross sales of Pfizer, its Affiliates and sublicensees of Product to unaffiliated third parties in the applicable country, less (i) bad debts related to the Product


                                        4
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         and (ii) sales returns and allowances, including, without limitation, trade, quantity and cash discounts and any other adjustments, including, but not limited to, those granted on account of price adjustments, billing errors; rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount programs, [***], customs or excise duties, sales tax, consumption tax, and other taxes (except income taxes) or duties relating to sales, and any payment in respect of sales to any governmental or regulatory authority in respect of any government-subsidized program; and (b) in the case of Combination Products, (aa) If Pfizer and/or its Affiliates separately sells in such country during such Year when it sells such Combination Product both (x) one or more Products as a single chemical entity and (y) other products containing active ingredient(s) as a single entity that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such Year shall be calculated [***]; (bb) if Pfizer and/or its Affiliates separately sells, in such country during such Year when it sells such Combination Product, one or more Products as a single chemical entity but do not separately sell, in such country, other products containing active ingredient(s) that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such Year shall be calculated [***];

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         (cc) if Pfizer and/or its Affiliates do not separately sell each
         Products contained in the Combination Product, the Net Sales attributable to such Combination Product shall be calculated by [***].

         With respect to the determination of Net Sales of Combination Products above and in considering the financial feasibility of Launching a Combination Product, if one or both of the parties determines that the formula in (aa), (bb) or (cc), as the case may be, will result in commercialization of the Combination Product not being economically feasible or equitable, the parties will meet and discuss in good faith adjustments or alterations to the applicable formulas above to address the concerns of such party(ies).

1.29 "Neurocrine Patent Rights" means all Patent Rights, now or hereafter during the term of this Agreement, owned, licensed or controlled by Neurocrine or its Affiliates that claim Compound or the Products, or uses, formulations, indications, compositions or methods of manufacturing thereof including, without limitation, the patents and patent applications set forth on Exhibit B. For the purpose of this
         Section 1.29, Neurocrine Patent Rights will also include [***].

1.30 "Neurocrine Technical Information" means all scientific or technical information and related know-how and trade secrets, now or hereafter during the term of this Agreement, owned or controlled by Neurocrine or its Affiliates relating directly to the Compound or the Products, including but not limited to: (a) medical, clinical, toxicological or other

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
         scientific data, (b) processes and analytical methodology used in the development, formulation, testing, analysis, manufacture or packaging of the Compound or Products, (c) uses or indications of Products and Product compositions, and (d) Neurocrine's interest in any Joint Technology.

1.31 "Patents Rights" means the rights and interest in and to all issued patents and pending patent applications in any country, including, without limitation, all divisionals, continuations, renewals, continuations-in-part, patents of addition, supplementary protection certificates, extensions, registration or confirmation patents and reissues thereof.

1.32 "Payment Computation Period" means each of the periods ending on each of the four (4) thirteen (13) week periods as used by Pfizer in filings with the Securities and Exchange Commission (a "Pfizer Quarter") commencing on January 1 of any year. For sake of clarification, outside the United States, Net Sales are computed for a three month period, which ends one month prior to the end of the relevant Pfizer Quarter.

1.33 "Pfizer Technical Information" means all scientific or technical information and related know-how and trade secrets owned or controlled during the term of this Agreement by Pfizer or its Affiliates arising in the course of the development of Products by Pfizer and development of Products by Neurocrine and Pfizer under the Collaboration Agreement, in each case relating directly to Compounds or Products, including but not limited to: (a) medical, clinical, toxicological or other scientific data, (b) processes and analytical methodology used in the development, formulation, testing, analysis, manufacture or packaging of the Compound or Products, (c) uses or indications of Products and Product compositions, and (d) Pfizer's interest in any Joint Technology.

1.34 "Price Approval" means, in countries where governmental or regulatory authorities authorize for reimbursement, or approve or determine pricing for pharmaceutical products for reimbursement or otherwise, such authorization, approval or determination.

1.35 "Products" means all pharmaceutical formulations and dosage forms, which contain the Compound either alone or in combination with other therapeutically active ingredients.


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
1.36 "Regulatory Authority" means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical products including, without limitation, any drug regulatory authority of countries of the European Union, Japan and the FDA, and where the context admits any ethics committee or any equivalent review board.

1.37     [***].

1.38 [***] means [***] data contained in the final report of [***], that demonstrate that [***]; except that if FDA informs Neurocrine that data from a different combination of the above-listed trials or other data [***], data that meets such FDA requirements shall be required for purposes of demonstrating [***].

1.39 [***] means final FDA labeling (package insert) for the Product which in the indication statement reflects effective use for [***].

1.40     "Statistically Significant Difference" means [***].

1.41 "Territory" means all countries of the world, as in existence from time to time.

1.42. "Technology" shall mean information and all intellectual property, including but not limited to, trade secrets, know-how, inventions and technology, whether patentable or not, and Patent Rights in each case directed to products, processes, formulations and/or methods but which term shall specifically exclude copyright and all registered and unregistered trademarks.

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1.43     [***].

1.44     [***].

1.45 "Valid Claim" means any claim from an issued and unexpired patent or pending application (which has been pending for less than 7 years in Japan and for less than 5 years in any other country) included within the Patent Rights which has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.46     "Year" means each calendar year during the term of this Agreement.

                                    ARTICLE 2

2.       LICENSES.

2.01 LICENSE. Subject to the terms of this Agreement, Neurocrine hereby grants to Pfizer, and Pfizer hereby accepts: (a) an exclusive license under the Neurocrine Patent Rights to make, have made, use, sell, offer for sale, import, and have imported Products in the Territory; (b) an exclusive license under the Neurocrine Technical Information to use in the Territory all Neurocrine Technical Information in connection with the manufacture,

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         use or sale of Products in the Territory; (c) with respect to the DOV
         Sublicense, an exclusive sublicense under all Patent Rights and DOV Technical Information licensed to Neurocrine thereunder to make, have made, use, sell, offer for sale, import, and/or have imported Products in the Territory; and (d) [***], an exclusive sublicense to the Compound and Licensed Product [***], to make, have made, use, sell, offer for sale, import and/or have imported Products in the Territory. It is understood and agreed that the foregoing exclusive licenses and exclusive sublicenses grant to Pfizer the rights enumerated to the exclusion of all other parties, including Neurocrine and its Affiliates.

2.02 LICENSE GRANT TO NEUROCRINE. Pfizer hereby grants to Neurocrine a non-exclusive right and license under the Pfizer Technical Information, Neurocrine Technical Information and Neurocrine Patent Rights to carry out its activities under the Development Program (as defined in the Collaboration Agreement).

2.03 SUBLICENSING. With respect to the licenses and sublicenses granted to Pfizer under Section 2.01, Pfizer shall have the right to grant sublicenses (a) to its Affiliates, (b) within the United States to non-Affiliate third parties which shall be subject to Neurocrine's prior approval, which approval may not be unreasonably withheld, and
         (c) outside the United States to non-Affiliate third parties. All sublicenses will be consistent with the terms of this Agreement and shall not relieve Pfizer of its obligations hereunder.

2.04 CROSS LICENSE OF TRADEMARKS. In order to enable each Party to perform its obligations under the Collaboration Agreement, each Party hereby grants to the other party a non-assignable, non-sublicensable, non-exclusive, royalty free right and license to use the Neurocrine corporate logos and trademarks, and (a) the Pfizer corporate logo and trademark as well as (b) Pfizer's trademarks for Products (in the case of (b) only, the "Pfizer Trademarks").

                                    ARTICLE 3

3.       MILESTONE PAYMENTS, LICENSE FEES AND ROYALTIES.

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         In consideration of the licenses granted to Pfizer hereunder and the disclosure to Pfizer of Neurocrine Technical Information, and subject to the provisions of this Agreement, Pfizer shall pay to Neurocrine milestone payments, license fees and royalties as follows:

3.01 MILESTONE PAYMENTS AND LICENSE FEES. Subject to the terms and conditions of this Agreement, Pfizer shall pay to Neurocrine the following:

                           EVENT                                   [***]   [***]
         (a)  Signing of this Agreement,            $50,000,000
              subject to Section 3.03 below.
         (b)  [***]                                                [***]   [***]
         (c)  [***]                                                        [***]
         (d)  FDA Acceptance [***]                                 [***]   [***]
         (e)  FDA Approval of [***]                                [***]   [***]
         (f)  FDA Approval [***]                                   [***]   [***]


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

         (g)  FDA Approval [***]                                  [***]    [***]
         (h)  FDA Approval [***]                                           [***]
         (i)  1st Launch [***]                           [***]
         (j)  Launch [***]                               [***]

         The parties understand and agree that each of the payments referenced in this Section 3.01 shall only be made once, and is subject to the following terms and conditions:

         (i) Unless otherwise set forth below, all payments pursuant to this Section 3.01 shall be made by Pfizer within twenty (20) days of receipt from Neurocrine of notice of achievement (together with supporting documentation) of the applicable event referenced above; provided, however, with respect to the events referenced in Section 3.01 (b), or (c), which payment shall be made within twenty (20) days of Pfizer's confirmation that the applicable event has been achieved which confirmation shall be provided or withheld in its reasonable discretion (and if withheld, the reasons therefore provided to Neurocrine), within twenty (20) days following Pfizer's receipt of the applicable final study report(s)).

         (ii)     With respect to the events and payments referenced in Section
                  3.01 (b) or (c), if Pfizer reasonably believes such events have not been satisfied or met, Pfizer shall be entitled to refrain from paying the applicable amount unless and until [***],

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                  as the case may be, pursuant to Section 4.3 of the
                  Collaboration Agreement, at which time Pfizer shall pay the applicable milestone amount.

         (iii) With respect to the events and payments referenced in Section 3.01(d), [***] in Section 4.3(c) of the Collaboration Agreement (except to the extent that neither party may object to such filing as provided therein), is a condition to payment of such milestone

         (iv) With respect to the events and payments referenced in Section 3.01(e), mutual agreement on [***] in Section 4.3(d) of the Collaboration Agreement [***], is a condition to payment of such milestone.

3.02     ROYALTIES.

   (a) Subject to the terms and conditions of this Agreement, Pfizer shall pay royalties to Neurocrine based on Net Sales on a country by country basis in accordance with the following:

         (i) With respect to Net Sales of Product in the United States, a royalty equal to the sum of (A) [***] of such Net Sales in consideration of Neurocrine Patent Rights if the Product sold is embraced within any Valid Claim under Neurocrine Patent Rights in the United States, (B) [***] of such Net Sales in consideration of, and during any period of, product exclusivity for new chemical entities (as provided for in 21 C.F.R. 314.108(b)) for the Product in the United States, and
                  (C) [***] of such Net Sales in consideration of Neurocrine Technical Information for a period equal to [***] following Launch of the first Product; provided, however, that in no event may the sum of (A), (B) and (C) exceed a [***] royalty;


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         (ii)     With respect to Net Sales of Product in Japan, a royalty of
                  [***] of such Net Sales in consideration of Neurocrine Patent Rights and Neurocrine Technical Information for a period equal to the longer of (A) [***] following Launch of the first Product in Japan, and (B) such date the Product is no longer embraced within any Valid Claim under Neurocrine Patent Rights in Japan; and

         (iii) With respect to Net Sales of Product in each country of the Territory other than the United States and Japan, a royalty of [***] of such Net Sales in consideration of Neurocrine Patent Rights and Neurocrine Technical Information for a period in each such country equal to the longer of (A) [***] following Launch of the first Product in such country, and (B) such date the Product is no longer embraced within any Valid Claim under Neurocrine Patent Rights in such country.

         After the expiration of the above-referenced payment periods with respect to Neurocrine Technical Information, Pfizer, its Affiliates and sublicensees shall have a fully paid-up non-exclusive license with regard to Neurocrine Technical Information for use in such country.

   (b)   (i)      If, during a given calendar quarter, there is Generic
                  Competition in any country in the Territory, then, for each such country in which there is Generic Competition, the royalties on Neurocrine Patent Rights and Neurocrine Technical
                  Information payable to Neurocrine for the Net Sales of such Product in such country during such calendar quarter will be reduced by [***].

         (ii)     [***].


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   (c)   [***].

3.03 HSR. Promptly following signing of this Agreement and the Collaboration Agreement, Pfizer and Neurocrine will take (i) all actions necessary to make the filing required under the Hart-Scott-Rodino Act ("HSR Act"), and (ii) reply at the earliest possible date with any requests for information received from the Federal Trade Commission ("FTC") or Antitrust Division of the Department of Justice ("DoJ") pursuant to the HSR Act. The parties will, to the extent reasonably practicable, consult with one another prior to making any filings, responses to inquiries or other contacts with the FTC or DoJ concerning the transactions contemplated hereby. Payment of the signing fees in
         Section 3.01(a) and Section 8.4(a) of the Collaboration Agreement may be deferred until such time as Pfizer receives notice of clearance from the FTC or DoJ until the waiting period (and any extension thereof) applicable to this Agreement under the HSR Act shall have been terminated or shall have expired, at which time Pfizer shall pay within ten (10) days such signing fees, plus interest thereon from the date that is twenty (20) days after signing of this Agreement to the date of payment, at the one year U.S. dollar LIBOR rate as published in The Financial Times effective for the date on which this Agreement was signed, and computed on an actual/360 basis.

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                                    ARTICLE 4

4.       ACCOUNTING, PROCEDURES FOR PAYMENTS, AND REPORTS.

         Payments hereunder shall be subject to the following provisions:

4.01 Sales between or among Pfizer, its Affiliates or sublicensees shall not be subject to royalties under Article 3; royalties shall only be calculated upon Net Sales to an independent third party. Pfizer shall be responsible for payments on Net Sales by its Affiliates or sublicensees.

4.02 Pfizer shall make royalty payments to Neurocrine on Net Sales with respect to each Payment Computation Period within thirty (30) days after the end of each such period, and each payment shall be accompanied by a report, on a country-by-country basis, identifying the Product, gross sales, Net Sales, the specific deductions used in arriving at Net Sales, the amount of royalties payable to Neurocrine, and the deductions contained in the definition of "Net Sales" in the DOV Sublicense. In addition, upon any termination of the Collaboration Agreement where this Agreement does not terminate, Pfizer shall forward to Neurocrine the information listed on Exhibit C. Said reports shall be kept confidential by Neurocrine and not disclosed by Neurocrine to any party other than DOV, ACY and their respective accountants, officers and Boards of Directors (solely to the extent Neurocrine in its good faith opinion believes it is obligated to make any such disclosure under the terms of the DOV Sublicense), and Neurocrine covenants that Neurocrine, and shall use reasonable efforts to insure that DOV and ACY, and its or their respective accountants, officers and Board members shall be obligated to keep such information confidential and such information and reports shall only be used for the purposes of determining payments under this Agreement.

4.03 All payments made hereunder shall be made in U.S. Dollars and shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Pfizer's election, to such bank account as Neurocrine shall designate in writing at least five (5) business days before the payment is due. For the purposes of
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
         amount of royalties due for the relevant Payment Computation Period, the amount of Net Sales in any foreign currency shall be computed by
         (a) converting such amount for the relevant Payment Computation Period into U.S. dollars at the Average Exchange Rate for the Payment Computation Period (the "Average Exchange Rate" means, for each Payment Computation Period for each currency in which Products sales to third parties are denominated, the average of the prevailing commercial rate of exchange for purchasing U.S. Dollars with such currency on the last Business Day of each Pfizer accounting period in the relevant Pfizer Quarter as published in The Wall Street Journal), and (b) deducting the amount of any governmental tax, duty, charge or other fee actually paid by Pfizer or its Affiliates in respect of such conversion into and remittance of U.S. dollars. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to the prime rate of Citibank, NA as announced on the date such payment was due plus two percent (2%).

4.04 All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable law or regulations. If the paying party is so required to deduct or withhold such party will (i) promptly notify the other party of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other party, (iii) promptly forward to the other party an official receipt (or certified copy) or other documentation reasonably acceptable to the other party evidencing such payment to the authorities. In case the other party can not take a full credit against its tax liability for the withholding tax deducted or withheld by the paying Party, then such other party may propose a change to the then current arrangement with respect to the flow of moneys under this Agreement in order to reduce or eliminate the extra cost for any party and the parties, with no obligation as to outcome, shall discuss such proposal in good faith.

4.05 Pfizer shall, and shall cause its Affiliates and sublicensees to, keep full and accurate books and records setting forth, on a country-by-country basis, gross sales, Net Sales, the specific deductions in arriving at Net Sales, and royalties payable to Neurocrine. Pfizer shall permit Neurocrine, at Neurocrine's sole expense (or ACY or DOV at their expense) by independent qualified public accountants employed by Neurocrine (or by ACY or DOV, as the case may be) and acceptable to Pfizer, to examine such books and records at any reasonable time, but not later than five (5) years following the rendering of any such reports, accountings and payments. The foregoing right of ACY and DOV to authorize such examination shall be subject to the good faith legal judgment by counsel to Neurocrine that is legally entitled thereto under the terms of the DOV Sublicense. The foregoing right of review may be exercised only once by Neurocrine with respect to any such periodic report and payment. Such accountants may be required by Pfizer to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Neurocrine, DOV or ACY any information other than such as relates to the accuracy of reports and payments made or due hereunder. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the parties hereto. In the event any payment by Pfizer shall prove to have been incorrect by more than five percent (5%) to Neurocrine's detriment, Pfizer will pay the reasonable fees and costs of the independent auditor(s) for conducting such audit.

4.06 If at any time conditions or legal restrictions exist which conditions or restrictions prevent the prompt remittance of the royalties due hereunder, or if conversion into United States Dollars pursuant to the provisions of Section 4.03 hereof cannot be effectuated, the parties shall cooperate fully with each other and make reasonable efforts to permit such remittance; if such efforts shall be unsuccessful, Pfizer, its Affiliates or sublicensees shall then, as long as such conditions or restrictions shall exist in such countries, pay the royalties in the currency of the country of sale to such person, company or bank in said country, as shall be nominated by Neurocrine.

4.07 In consideration for Pfizer lending or causing one or more of its Affiliates to loan proceeds and make other advances of credit pursuant to the Secured Loan Agreement, dated as of the date hereof, (the "Loan Agreement") by and between Neurocrine and Pfizer, Neurocrine hereby acknowledges and agrees that Pfizer shall, in the event a default shall have occurred and is continuing after any applicable cure period, be entitled, in its absolute and sole discretion, to offset, in part or in full, from time to time, any and all


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         amounts due and unpaid by Pfizer under this Agreement against any and all amounts due and unpaid under the Loan Agreement.

4.08 In the event the Collaboration Agreement terminates, on a quarterly basis Pfizer shall provide to Neurocrine a report summarizing Pfizer's developmental, regulatory, manufacturing and commercialization activities with respect to the Products. Pfizer also agrees to provide quarterly to Neurocrine the information set forth on Exhibit C hereto.

                                    ARTICLE 5

5.       TECHNICAL AND OTHER INFORMATION.

5.01 Promptly following the Effective Date, and thereafter periodically during the term of this Agreement (periodically shall mean, except as otherwise provided in the Collaboration Agreement, at least quarterly),
         (a) Neurocrine shall provide to Pfizer reports disclosing all Neurocrine Technical Information not previously disclosed (it being understood between the parties that upon completion of the Registration Program (as defined in the Collaboration Agreement) it is unlikely that Neurocrine will conduct any research or development activities with respect to Compound or Products and it is therefore, unlikely that any new Neurocrine Technical Information will arise thereafter), and (b) so long as the Collaboration Agreement shall remain in effect, Pfizer shall provide to Neurocrine reports disclosing all Pfizer Technical Information not previously disclosed. For so long as the Collaboration Agreement is in effect the reports by each party shall be done through reports of the Committees. Each report will be in the format and in the level of detail as shall be agreed between the parties. All Neurocrine Technical Information and Pfizer Technical Information heretofore disclosed by each to the other shall be deemed to have been disclosed pursuant to this Agreement and shall be subject to the provisions of this Agreement, including but not limited to this Section 5.


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
5.02 Until the earlier of (a) expiration of this Agreement, and (b) if this Agreement is terminated prior to expiration, [***] following such termination, each party shall maintain Confidential Information (as defined in Section 5.03) of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others or use it for any purpose other than as permitted under this Agreement or in connection with the development, manufacture, marketing, promotion, distribution or sale of the Products pursuant to this Agreement or the Collaboration Agreement, and each party agrees to exercise its reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, licensees or agents.

5.03 For purposes of this Article 5, "Confidential Information" means all materials, trade secrets or other information, including without limitation, any data, proprietary information and materials (whether or not patentable, or protectable as a trade secret) regarding a party's technology, Products, business information or objectives, which is disclosed in writing by a party to the other party and which is designated as confidential by the disclosing party. All information disclosed prior to the Effective Date by Neurocrine to Pfizer under or pursuant to the confidentiality agreement between the parties dated February 24, 2002 as amended, shall be deemed "Confidential Information" of Neurocrine. There shall be excluded from the foregoing definition of Confidential Information such information or data which:

                  (i) was known by the receiving party prior to its date of disclosure to the receiving party as shown by the receiving party's written records; or

                  (ii) either before or after the date of the disclosure to the receiving party is lawfully disclosed to the receiving party by third parties not in violation of any obligation to the other party; or

                  (iii) either before or after the date of the disclosure to the receiving party becomes published or generally known to the public through no fault or omission on the part of the receiving party or its Affiliates; or

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            (iv)  is independently developed by or for the receiving party without reference to or reliance upon the Confidential Information; or

            (v) is required to be disclosed by the receiving party to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving party provides prior notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

5.04  PUBLIC ANNOUNCEMENTS.

      (a) Coordination. The parties agree on the importance of coordinating their public announcements respecting this Agreement and the subject matter thereof. Neurocrine and Pfizer will, from time to time, and at the request of the other party discuss and agree on the general information content relating to this Agreement and the Collaboration Agreement which may be publicly disclosed.

      (b) Announcements. The joint press release announcing the signing of the transactions contemplated by this Agreement and the Collaboration Agreement is attached to the Collaboration Agreement as Schedule
            15.14 thereto and will be promptly disseminated following signing.

      (c) In addition, Pfizer acknowledges that certain events related to the progress of the collaboration contemplated hereunder and under the Collaboration Agreement may be material to Neurocrine and therefore the parties agree to make public disclosures, whether by press release or publication, regarding the fact of the completion of Phase III Product Studies and top line data therefrom, the filing of an NDA, the First Approval with respect to the IR Product and the MR Product, and the occurrence of any serious adverse events. These releases may be Neurocrine releases or joint Neurocrine/ Pfizer releases at Pfizer's option, and the parties agree to jointly draft and will agree on the content of such disclosure. Except as otherwise provided in this Section 5.04, neither party will make any public announcement regarding this Agreement and/or the collaboration (other


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
            than the peer-reviewed publications which are subject to the publication provisions set forth in Section 11.3 of the Collaboration Agreement).

      Notwithstanding the foregoing, a party may make any disclosure where in such party's reasonable legal opinion it is required by applicable Law or applicable stock exchange regulation or order or other ruling of a competent court, provided that prior to such disclosure, the disclosing party shall use reasonable efforts to notify the other party prior to making such disclosure, and will provide the other party with an opportunity to review and comment prior to release provided the disclosing party shall not be required to delay any such disclosure by more than forty-eight (48) hours to receive and discuss comments, so long as the disclosing party has provided to the other party as much advance notice as is reasonably practicable under the circumstances. Each party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

5.05 The confidentiality obligations of the parties under this Section 5 shall be applicable to such parties, as well as their respective Affiliates, employees, directors, agents, independent contractors and consultants.

                                    ARTICLE 6

6.    PATENTS.

6.01 Neurocrine and Pfizer shall cooperate in connection with the continued prosecution and maintenance by Neurocrine of the Neurocrine Patent Rights listed on Exhibit B [***]. Pfizer shall pay all reasonable and customary expenses, including all reasonable fees for patent counsel, incurred by Neurocrine in connection with annuities and other routine maintenance for Neurocrine Patent Rights in the Territory. Neurocrine shall not abandon any Neurocrine Patent Rights without at least ninety (90) days' prior notice of such abandonment to Pfizer. If

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      Neurocrine decides to abandon a Neurocrine Patent, Pfizer shall have the option to obtain ownership of such Neurocrine Patent and related applications free of charge and to continue the prosecution and maintenance of such Neurocrine Patent and related applications in its own name and at its expense. If Pfizer desires that Neurocrine file any application for a patent in specific countries other than those enumerated in Exhibit B hereto, or file any patent applications on improvements and variations upon inventions disclosed in the Neurocrine Patent Rights or otherwise relating to the Compound or the Products, Pfizer shall advise Neurocrine of such countries or improvements, variations or inventions, as the case may be. Neurocrine shall thereupon file patent applications as requested, and Pfizer shall pay reasonable expenses, including reasonable fees for patent counsel, for filing and prosecuting such requested patent applications. Pfizer shall have reasonable access to all documentation, filings and communications to or from the respective patent offices and shall be kept fully advised as to the status of all pending applications to the extent pertaining to the Compound or any Products. Neurocrine, its agents and attorneys will give due consideration to all suggestions and comments of Pfizer regarding any aspect of such patent prosecutions. In addition, Neurocrine shall take all necessary steps and pay all expenses necessary to maintain for the full life thereof all Neurocrine Patent Rights, except that Pfizer shall pay expenses as provided above. [***].

6.02 If Pfizer (a) reasonably determines in good faith with respect to any country in the Territory that, in order to avoid infringement of any patent not licensed hereunder, it is reasonably necessary to obtain a license in order to make, use, sell, offer for sale or import IR or MR Product and to pay a royalty or other payment under such license (including, without limitation, in connection with settlement of a patent infringement claim), or (b) shall be subject to a final court or other binding order or ruling requiring the payment of a royalty or other payment to a third party patent holder in respect of sales of any Product, then the amount of Pfizer's royalty payments under Section 3.02 with respect to Net Sales in such country shall be reduced by the lesser of (i) [***] of the amount of the royalty paid under such other license or (ii) [***] of the sum of the amounts payable by Pfizer under Section 3.02(a) hereof and Section 8.2(a) of the Collaboration Agreement


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
      with respect to each such country, provided, however, in no event shall royalty reduction under this Section 6.02, when aggregated with any reduction in royalties due to Section 3.02(b), result in Pfizer paying royalties under Section 3.02(a)(i) and Section 8.2 (a) of the Collaboration Agreement of less than [***] in the United States, and royalties under Section 3.02(a) (ii) or (iii), as applicable, of less than [***] when Generic Competition exists or [***] when no Generic Competition exists, in each case with respect to all other countries in the Territory.

6.03 If any third party shall in the reasonable opinion of either party, within any country in the Territory, infringe any Neurocrine Patent Rights, the party learning of such infringement shall promptly notify the other party and provide it with any available evidence of such possible infringement. Pfizer shall have the exclusive right to bring suit and to take action against any infringer of the Neurocrine Patents in its own name, or in the name of Neurocrine where necessary, in which case Pfizer shall control the prosecution of any such suit or claim, including without limitation the choice of counsel, and shall have the exclusive right to settle or dispose of any such suit or claim. In this connection it is understood, without limitation, that Pfizer shall have the unlimited right, with prior consultation with Neurocrine, to commence an action for infringement of any Neurocrine Patent within the forty-five (45) day period described in Act (as defined in the Collaboration Agreement) against any applicant for approval to sell a drug product in the United States which applicant makes a certification, of the type referred to in section 505 (b) of the Act, to the effect that any Neurocrine Patent is invalid or not infringed by the drug product for which such applicant is seeking approval. Neurocrine shall, at Pfizer's request, take all action reasonably necessary to assist in any such suit, including joining as a party. In the event Pfizer shall exercise its right to bring suit against any such infringer, Pfizer shall bear the entire costs of such suit; provided, however, that if Neurocrine is a party to any such suit and decides to be represented by its own counsel, it shall be responsible for the fees of such counsel. The proceeds of any recovery, court award or settlement of such action shall first be applied to reimburse the parties for the costs and expenses of such prosecution and the balance shall be paid [***].

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6.04  In case any actions, claims, demands, suits or other legal proceedings
      ("Patent Claims") are brought or threatened to be brought against Pfizer by a third party for infringement of such third party's patent(s) relating to Product by virtue of Pfizer's manufacture, use, sale or offer for sale of the Product hereunder, Pfizer shall notify Neurocrine forthwith of the threat or existence of such actions with sufficient evidence thereof, to enable the parties to prepare an appropriate defense strategy. The parties shall consult together as to the action to be taken and as to how the defense will be handled. Each party shall be entitled to participate in the defense of Patent Claims and to be represented in such matters by counsel of its choice. Each party shall be responsible for the fees of its counsel. Subject to the other terms of this Section 6.04, Pfizer shall have the right to manage the defense of Patent Claims consistent with this
      Article 6.

                                    ARTICLE 7

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.01 Neurocrine Representations and Warranties. Neurocrine hereby represents and warrants, as of the date hereof, to Pfizer as follows:

(a) To Neurocrine's knowledge and except as disclosed to Pfizer in Exhibit B, the issued patents encompassed within Neurocrine's Patent Rights are valid and enforceable patents, no third party is infringing any such patents and the manufacture, use, sale, offer for sale or importation by Pfizer or Neurocrine of Compound or Product does not and will not infringe any issued patents of third parties, or patent applications which would, if issued, infringe the rights of any third party. Neurocrine has furnished to Pfizer all material information in its possession requested by Pfizer as to the foregoing. Except as listed on Exhibit B [***] of all Neurocrine Patent Rights and all Neurocrine Technical Information, and no other person, firm, corporation or other entity has any right, interest or claim in or to, and Neurocrine has not entered into any agreement granting any right, interest or claim in or to, the Neurocrine Patent Rights or Neurocrine Technical Information

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            [***]. Exhibit E contains a complete list of all agreements presently in effect in connection with the development and manufacture of Products. Exhibit B contains a complete and correct list of all patents and patent applications in the Territory owned by or licensed to Neurocrine or any of its Affiliates (and indicating which are owned and which are licensed) relating to the manufacture, use, sale, offer for sale or importation of the Compound or any Product. Neurocrine or its Affiliates own or possess adequate licenses or other valid rights to use all patents, patent rights and know-how (collectively, "Intellectual Property") reasonably believed by Neurocrine as necessary to manufacture the Products in the Territory, and to distribute, use and sell the Products in the Territory, all free of any lien, encumbrance, liability or other restriction [***].

      (b) Neurocrine has heretofore disclosed to Pfizer all material information, known to it or its Affiliates, with respect to (i) the safety or efficacy of the Compound or the Product or (ii) [***].

      (c) Neurocrine has the corporate power and authority to execute and deliver this Agreement, the Collaboration Agreement and [***] and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement, the Collaboration Agreement and [***] by Neurocrine have been duly and validly authorized and approved by proper corporate action on the part of Neurocrine, and Neurocrine has taken all other action required by law, its certificate of incorporation or by-laws or any agreement to which it is a party or to which it may be subject required to authorize such execution, delivery and performance (other than compliance with all applicable requirements of the HSR Act). Assuming due authorization, execution and delivery on the part of Pfizer [***], each of this Agreement and the Collaboration Agreement and [***] constitutes a legal, valid and binding obligation of Neurocrine, enforceable against Neurocrine in accordance with its



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            respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (d) The execution and delivery of this Agreement, the Collaboration Agreement and [***] by Neurocrine and the performance by Neurocrine contemplated hereunder and thereunder will not violate any ordinance, law, decree or government regulation or any order of any court or other governmental department, authority, agency or instrumentality therein.

      (e) Except for filings pursuant to the HSR Act, neither the execution and delivery of this Agreement or the Collaboration Agreement or [***] nor the performance hereof or thereof by Neurocrine requires Neurocrine to obtain any permits, authorizations or consents from any governmental body or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement or contract to which (i) Neurocrine may be a party which relates to the Neurocrine Patent Rights, Neurocrine Technical Information, the Compound or the Product or (ii) [***] which relates to the Neurocrine Patent Rights, Neurocrine Technical Information, the Compound or the Product.

      (f) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or relating to or, to Neurocrine's knowledge, threatened against Neurocrine, or, to Neurocrine's knowledge, any action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or equity, pending or relating to or threatened [***], in each case in connection with the Compound, the Product or any Neurocrine Patent Rights or


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            Neurocrine Technical Information or against or relating to the transactions contemplated by this Agreement or the Collaboration Agreement.

      (g) [***], there are no agreements to which Neurocrine or any of its Affiliates is a party pursuant to which Neurocrine or any of its Affiliates has a license, or an option to obtain a license, or holds an immunity from suit, with respect to patents which (i) are pending, applied for, granted or registered, and (ii) but for Neurocrine's rights under such agreements, could be asserted by third parties to be infringed by the manufacture, distribution, use, sale, offer for sale or importation of the Products in the Territory. Neurocrine has previously disclosed and provided complete copies to Pfizer of all of Neurocrine's agreements with any third parties regarding supply and manufacture of all goods and services relating to the Compound and the Products, none of which have been modified, supplemented or amended.

      (h)   [***].




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      (i)   Exhibit E sets forth all sources of funding, grants or loans
            Neurocrine has received and, [***] in connection with the discovery, research and development of the Compound and any Product.

      (j) Exhibit F sets forth a complete and accurate listing of all pre-clinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by Neurocrine, [***] and their respective Affiliates and by any third-party investigator with any contact with Neurocrine, [***], data and reports relating to which true and complete copies have been previously provided to Pfizer. Neurocrine has heretofore disclosed to Pfizer all material correspondence and contact information between Neurocrine and the FDA and other Regulatory Authorities regarding the Compound and the Products, [***] and FDA and other Regulatory Authorities relating thereto.

      (k) No person owns fifty percent (50%) or more of the voting securities of Neurocrine. Neurocrine has no subsidiaries other than subsidiaries whose financial statements are reported on a consolidated basis with Neurocrine.

      For purposes of this Section 7.01, "to Neurocrine's knowledge" shall mean to Neurocrine's knowledge after reasonable due inquiry.

7.02 Pfizer Representations and Warranties. Pfizer hereby represents and warrants, as of the date hereof, to Neurocrine as follows:

      (a) Pfizer has the corporate power and authority to execute and deliver this Agreement and the Collaboration Agreement and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and the Collaboration Agreement by Pfizer have been duly and validly authorized and approved by proper corporate action on the part of Pfizer, and Pfizer has taken all



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            other action required by law, its certificate of incorporation or by-laws or any agreement to which it is a party or to which it may be subject required to authorize such execution, delivery and performance (other than compliance with all applicable requirements of the HSR Act). Assuming due authorization, execution and delivery on the part of Neurocrine, each of this Agreement and the Collaboration Agreement constitutes a legal, valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (b) The execution and delivery of this Agreement and the Collaboration Agreement and the performance by Pfizer contemplated hereunder and thereunder will not violate (subject to obtaining appropriate governmental health, pricing and reimbursement approvals) any state, federal or other statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality therein.

      (c) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or relating to or, to the knowledge of Pfizer, threatened against Pfizer in connection with or relating to the transactions contemplated by this Agreement or the Collaboration Agreement, and assuming the accuracy of the representations and warranties of Neurocrine contained herein Pfizer is unaware and has no reason to be aware of any basis for the foregoing.

      (d) Except for filings pursuant to the HSR Act, neither the execution and delivery of this Agreement or the Collaboration Agreement nor the performance hereof or thereof by Pfizer requires Pfizer to obtain any permits, authorizations or consents from any governmental body, (subject to obtaining all necessary governmental



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
            approvals with respect to the manufacture, use, sale, offer for sale or importation of the Product) or from any other person, firm or corporation and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement or contract to which Pfizer may be a party, except that may reasonably be expected to adversely affect the ability to perform its obligations under this Agreement.

7.03  Covenants.

      (a) Neurocrine covenants and agrees with Pfizer that Neurocrine shall maintain the [***] in good standing and shall not take any actions (or omit or fail to take any actions) which would result in a [***]. Neurocrine agrees that (i) it shall not amend, modify or supplement the [***] or (ii) agree to or consent to any amendment, modification or supplement to the [***], in such case without the consent of Pfizer. In addition, Neurocrine shall not sell, assign, convey, pledge, hypothecate or otherwise transfer the [***] or Neurocrine's rights or obligations thereunder, or otherwise make any commitments in a manner that conflicts with Pfizer's rights hereunder without the consent of Pfizer. Neurocrine shall immediately notify Pfizer upon receipt by Neurocrine or its Affiliates of any notice from [***], or otherwise take any action which may affect Pfizer's rights under this Agreement.

      (b) Pfizer agrees to cooperate with Neurocrine in connection with Neurocrine's [***] and will provide what NBI reasonably believes is required, provided, however, Pfizer shall have no obligations or liabilities under the [***].

      (c) Pfizer covenants and agrees that it will use Commercially Reasonable Efforts to develop and commercialize the Product in the Territory, subject to the provisions of the Collaboration Agreement.




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                                    ARTICLE 8

8. TERM. Subject to Section 9.01, this Agreement shall be effective as of the Effective Date and shall remain in effect for so long as Pfizer is obligated to make payments under Section 3 hereof, unless earlier terminated as provided herein.

                                    ARTICLE 9

9.    EFFECTIVENESS AND TERMINATION.

9.01  Effectiveness.

      (a) Notwithstanding to the contrary any of the provisions of this Agreement but subject to Section 9.01(b) below, this Agreement shall only become effective upon the Effective Date, and prior to the Effective Date neither Neurocrine nor Pfizer shall have any rights or obligations hereunder.

      (b) Effective immediately as of the date first written above, Neurocrine covenants and agrees that it will not negotiate, engage in or otherwise enter into any one or more transactions involving (i) any sale or grant of any rights to any Neurocrine Patent Rights or Neurocrine Technical Information (including without limitation any licenses or sublicenses), or (ii) any joint venture, co-promotion or similar relationship involving any Neurocrine Patent Rights or Neurocrine Technical Information. Effective immediately as of the date first written above, each of Pfizer and Neurocrine covenant and agree that Article 11 shall be in full force and effect. The parties understand and agree that the obligations set forth in this Section 9.01(b) shall terminate on the 90th day following the date of this Agreement if, but only, if the Effective Date has not occurred on or before such 90th day (other than liability with respect to any breaches prior to such 90th day under this Section 9.01(b) which shall survive such termination).


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
9.02  Termination For Breach.

      (a)   (i)   If either Pfizer or Neurocrine materially breaches or
                  materially defaults in the performance or observance of any of the provisions of this Agreement, and such material breach or material default is not cured within ninety (90) days or, in the case of failure to pay any amounts due hereunder sixty
                  (60) days, after the giving of notice by the other party specifying such breach or default, the other party shall have the right to terminate this Agreement in full upon a further thirty (30) days' notice.

            (ii) If Pfizer terminates all of its development activities for a period of six (6) months or longer in the US Territory at any time after it has the final decision making authority with respect to the Development Program (other than for regulatory restraints) and [***].

            (iii) If Pfizer terminates the Development Program with respect to any country in the ROW Territory or otherwise fails to conduct any development activities directed to any such country, [***], Pfizer will thereafter have six (6) months [***]. If Pfizer fails within thirty (30) days to notify Neurocrine [***], Neurocrine shall have the right to terminate this Agreement with respect to such country effective upon thirty
                  (30) days notice.

      (b) For purposes of this Agreement, materiality in all cases shall be considered in the context of this Agreement and the Collaboration Agreement taken as a whole; provided, however, no party shall be deemed to be in material breach or material



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                                       33
            default if its actions or omissions primarily resulted from: (i) compliance with any specific unanimous decision of a committee or subcommittee under the Collaboration Agreement, or (ii) compliance with any directive by the non-defaulting party for a matter in which the non-defaulting party or any of its designees, representatives or employees have exercised sole or final decision making authority under the Collaboration Agreement, or (iii) compliance with the express terms of this Agreement or the Collaboration Agreement, or
            (iv) to the extent Pfizer uses efforts in substantial conformity with Commercially Reasonable Efforts or Neurocrine uses efforts in substantial conformity with commercially reasonable efforts consistent with Section 2.12 of the Collaboration Agreement. A material breach or material default in the performance of any of the provisions of this Agreement shall include a material inaccuracy in any representation or warranty contained herein.

      (c) Upon the giving of any notice of default under Section 9.02(a), the parties will in good faith meet to see if a plan to remedy the alleged breach or default can be mutually agreed.

      (d)   Upon any termination under this Section 9.02, the provisions of
            Section 9.05 shall apply.

9.03  Other Termination.

      (a) Upon one hundred and eighty (180) days prior notice to Neurocrine, Pfizer shall have the right at any time, without cause at Pfizer's sole discretion, to terminate in full this Agreement, whereupon this Agreement together with the Collaboration Agreement (if still in effect) shall terminate one hundred and eighty (180) days after the date of such notice.

      (b) This Agreement shall terminate following any termination by Pfizer of the Collaboration Agreement, except this Agreement shall not terminate if Pfizer terminates the Collaboration Agreement due to the events described under Sections

            13.5 or 13.7 thereunder or upon a Change in Control (as defined in the Collaboration Agreement).

      (c) Upon one hundred and eighty (180) days prior notice to Neurocrine, Pfizer shall have the right at any time or times, without cause at its sole discretion, to terminate the licenses granted hereunder by Neurocrine on a country-by-country basis other than with respect to the United States and Japan. Upon a termination of licenses in any country, the provisions of Section 9.05 shall apply with respect to such country terminated.

      (d) This Agreement shall automatically terminate upon termination by Neurocrine of the Collaboration Agreement pursuant to Section 13.2(a) thereof or pursuant to the first sentence of Section 13.2(b) thereof with respect to the US Territory.

      (e) Upon any termination of this Agreement pursuant to this Section 9.03, the provisions of Section 9.05 shall apply.

9.04 Bankruptcy. Each party may, in addition to any other remedies available to it by law or in equity, exercise the rights set forth below by written notice to the other party (the "Insolvent Party"), in the event the Insolvent Party shall have become insolvent or bankrupt, or shall have made a general assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged. All rights and licenses granted under or pursuant to this Agreement by Neurocrine and Pfizer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties as licensees of such rights under this Agreement shall retain and may fully exercise all of


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
      their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the other party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in the their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the party subject to such proceeding elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefore by the other party. In the event Neurocrine shall be an Insolvent Party, Pfizer may retain the licenses set forth herein subject to the payment of all milestones, license fees, royalties and other payments or reimbursements set forth herein subject to Section 13.8 of the Collaboration Agreement and Section 9.07 below.

9.05 Termination of Pfizer. In the event that this Agreement is terminated in accordance with Sections 9.02 or 9.03, on a country-by-country basis:

      (a) All licenses granted by Neurocrine to Pfizer in this Agreement will revert to Neurocrine;

      (b) Pfizer will pay to Neurocrine such amounts required to complete any on-going Product Studies (including the Registration Program Product Studies) plus any non-cancelable obligations with respect to future Product Studies approved by a Committee;

      (c) Pfizer will provide to Neurocrine, at no cost to Neurocrine, all remaining clinical quantities of Product supplies and all remaining commercial quantities of Product (including intermediates and work in progress);

      (d) Pfizer will disclose to Neurocrine all Pfizer Technical Information generated prior to the date of termination of this Agreement not previously disclosed to Neurocrine;



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
      (e) Pfizer will assign to Neurocrine all filings with Governmental Authorities relating to Products worldwide;

      (f) Pfizer will grant to Neurocrine a perpetual, irrevocable, non-exclusive, royalty-free, fully-paid, license under any Pfizer Technical Information and Pfizer Trademarks, together with any Patent Rights owned by Pfizer and used in connection with the research, development, manufacture, use and sale of the Products;

      (g) Pfizer will provide to Neurocrine any other assignable contracts relating to the Products, reasonably required to allow Neurocrine to continue the research and development of Products with no delay, provided Pfizer shall have no continuing liability or obligation thereunder.

9.06  Divestiture by Pfizer.

      (a) If in connection with any proposed acquisition or merger or inquiry of a Governmental Authority, Pfizer determines that in order to facilitate clearance or obtain approval from any Governmental Authority with responsibility for enforcing antitrust or competition Laws regarding such acquisition or merger or inquiry, it would be advisable, in Pfizer's business judgement, to assign or sublicense or otherwise transfer (any such assignment, sublicense or transfer, a "Divestiture Transaction") Pfizer's rights and obligations under this Agreement to any third party, Pfizer shall notify Neurocrine thereof ("Notice of Divestiture"). The Notice of Divestiture shall not be required to disclose any details of any such proposed Divestiture Transaction.

      (b)   [***].




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
9.07 Survival of Obligations. Notwithstanding any termination of this Agreement, (a) neither party shall be relieved of any obligations incurred prior to such termination, including the payment obligations, and (b) the obligations of the parties with respect to (I) the protection and nondisclosure of Confidential Information (Article 5) and Indemnification (Article 10) shall survive termination of this Agreement, and (II) each other Section or schedule of this Agreement which is expressed to survive termination or which is required to give effect to such termination or the consequences of such termination shall survive termination, and (c) subject to Section 10.04(c)(vi) and Section 10.06, termination of this Agreement shall not release either party from any obligation or liability which shall have accrued at the time of termination or preclude either party from pursuing all rights at law and in equity with respect to any default under this Agreement, and (d) unless this Agreement expressly provides that termination shall be the sole and exclusive remedy for a particular breach hereof, either party's right to commence an action, suit or other proceeding claiming breach of this Agreement by the other party shall survive termination. Upon a termination of this Agreement by Pfizer, Neurocrine shall promptly return to Pfizer all written Confidential Information previously disclosed by Pfizer, and all copies thereof. Upon any other termination of this Agreement, each party shall promptly return to the other party all





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
      written Confidential Information, and all copies thereof, of such other party, except as specifically provided in this Agreement.

                                   ARTICLE 10

10.    INDEMNIFICATION.

10.01 Pfizer. Subject to the terms and conditions of this Agreement, Pfizer will indemnify, defend and hold harmless Neurocrine and its Affiliates, (each, a "Neurocrine Indemnified Party") from and against any and all Liability (as defined below) which:

      (a) is incurred, suffered or sustained by a Neurocrine Indemnified Party or to which a Neurocrine Indemnified Party becomes subject (whether or not in connection with any claim by any Third Party (as defined in Section 10.05 below)), arising out of or resulting from (i) any misrepresentation or breach of any representation or warranty made by Pfizer in this Agreement or the Collaboration Agreement, or (ii) any breach of any of the covenants or agreements of Pfizer in this Agreement or the Collaboration Agreement; and/or

      (b) the Neurocrine Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of any claims of any nature (i) solely in connection with the Supplemental Program (including without limitation any Product Liability related thereto) or (ii) directly resulting from Pfizer's failure to manufacture, or to cause third parties to manufacture, Products in accordance with the then-existing Specifications as determined in accordance with the terms of the Collaboration Agreement but in the case of this clause (ii) only to the extent [***] (collectively, the Liabilities described in this Section 10.01(b) are referred to as the "Pfizer Liability").





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                                       39

      [***]

10.02 Indemnification by Neurocrine. Subject to the terms and conditions of this Agreement, Neurocrine will indemnify, defend and hold harmless Pfizer and its Affiliates (each, a "Pfizer Indemnified Party") from and against any and all Liability which:

      (a) is incurred, suffered or sustained by a Pfizer Indemnified Party or to which a Pfizer Indemnified Party becomes subject (whether or not in connection with any claim by any Third Party), arising out of or resulting from (i) any misrepresentation or breach of any representation or warranty made by Neurocrine in this Agreement or the Collaboration Agreement, or (ii) any breach of any of the covenants or agreements of Neurocrine in this Agreement or the Collaboration Agreement; and/or

      (b) the Pfizer Indemnified Party may be required to pay to one or more Third Parties arising out of any claims of any nature: (i) solely in connection with Neurocrine's development of the Product prior to the Effective Date and the Registration Program (including without limitation any Product Liability related thereto) or (ii) directly resulting from Neurocrine's failure to manufacture, or to cause third parties to manufacture, Products in accordance with the then-existing Specifications as determined in accordance with the terms of the Collaboration Agreement but in the case of this clause
            (ii) only to the extent (***) (collectively, the Liabilities described in this Section 10.02(b) are referred to as the "Neurocrine Liability").

      [***].

      [***].




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      Notwithstanding anything to the contrary contained herein, Pfizer shall be entitled, at all times, to avail itself of the right to obtain specific performance and other injunctive relief in relation to all matters under this Agreement and/or the Collaboration Agreement [***]. In connection with any litigation referenced in this paragraph, Neurocrine hereby agrees to waive all defenses involving laches and statutes of limitations. [***].

      [***].




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
      [***]:

      (i)   [***].

      (ii)  [***].

10.03 Definitions of Liability and Product Liability. For purposes of this Agreement, "Liability" shall mean, subject to Section 10.06, any and all
      (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, and judgements, and (b) with respect to third parties, settlement amounts and all of the items referred to in clause (a) above which, in accordance with
      Section 10.06, include special, indirect, incidental and consequential damages (including without limitation lost profits), and (c) in connection with all of the items referred in clauses (a) and (b) above, any and all costs and expenses (including reasonable attorneys' fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened). For purposes of this Agreement, "Product Liability" shall mean any and all Liability and claims of Third Parties relating to any actual or alleged death or bodily injury caused or allegedly caused by the use of the Products; it being understood and agreed that all Liability as and to the extent referenced in Section
      10.01 or Section 10.02 or breaches of any representations or warranties in this Agreement or the Collaboration Agreement shall be excluded from the definition of






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                                       43
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      "Product Liability" as used herein, except with respect to Product
      Liability as specifically provided in Sections 10.01(b)(i) and 10.02(b)(i).

10.04 Co-Indemnity and Neurocrine Contractual Indemnity.

      (a)   Product Liability.

            (i) Notwithstanding anything to the contrary contained herein (except with respect to Product Liability as specifically provided in Sections 10.01(b)(i) and 10.02(b)(i)), the Parties understand and agree that all indemnification obligations for Product Liability shall be governed by the provisions of this
                  Section 10.04 (but not be governed by the provisions of either Sections 10.01 or 10.02).

            (ii) Subject to the timing of payments as provided in Section 10.04(c) below and the provisions of this sentence, Neurocrine shall indemnify, defend and hold the Pfizer Indemnified Parties harmless under the terms hereof from and against [***] of the amount of any and all Product Liability as and when such Product Liability arises on and after the Effective Date, and Pfizer shall indemnify, defend and hold Neurocrine Indemnified Parties harmless under the terms hereof from and against [***] of the amount of any and all of such Product Liability as and when such Product Liability arises on and after the Effective Date; it being understood and agreed that
                  (X) the purpose of the provisions of this sentence is that Neurocrine and Pfizer shall pay for and otherwise share the cost of all Product Liability [***] and [***], respectively, and (Y) in the event of any termination in full of Co-Promotion activities by Neurocrine under the Collaboration Agreement, Pfizer shall indemnify, defend and hold Neurocrine Indemnified Parties harmless under the terms hereof from and against [***] of the amount of any and all of any Product Liability directly resulting from Products sold after the date of termination in full of Co-Promotion activities by Neurocrine as and when


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                  such Product Liability arises, and (Z) in the event of any termination of the Collaboration Agreement where, as a result, this Agreement terminates, Neurocrine shall indemnify, defend and hold Pfizer Indemnified Parties harmless under the terms hereof from and against [***] of the amount of any and all of any Product Liability directly resulting from Products sold after the date of termination of this Agreement by or on behalf of or under the authority of Neurocrine as and when such Product Liability arises.

            (iii) For purposes of this Agreement, Pfizer shall be entitled to become the "Indemnifying Party" as that term is used in
                  Section 10.05 and therefore Pfizer shall have full control of any such claim from a Third Party involving Product Liability as contemplated in Section 10.05 (other than in respect of circumstances where Section 10.04(a)(ii)(Z) shall apply) so long as the Litigation Conditions are satisfied.

      (b)   IP Liability.

            (i) Notwithstanding anything to the contrary contained herein, the Parties understand and agree that all indemnification obligations for IP Liability shall be governed by the provisions of this Section 10.04 (but not be governed by the provisions of either Sections 10.01 or 10.02).

            (ii) Subject to the timing of payments as provided in Section 10.04(c) below and the provisions of this sentence, Neurocrine shall indemnify, defend and hold the Pfizer Indemnified Parties harmless under the terms hereof from and against [***] of the amount of any and all IP Liability as and when such IP Liability arises, and Pfizer shall indemnify, defend and hold Neurocrine Indemnified Parties harmless under the terms hereof from and against [***] of the amount of any and all of such IP Liability as and when such IP Liability arises; it being understood and agreed that (X) the purpose of the provisions of this sentence is that Neurocrine and Pfizer shall pay for and otherwise share the cost of all IP


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                  Liability [***] and [***], respectively, and (Y) in the event of any termination in full of Co-Promotion activities by Neurocrine under the Collaboration Agreement, Pfizer shall indemnify, defend and hold Neurocrine Indemnified Parties harmless under the terms hereof from and against [***] of the amount of any and all of any IP Liability directly resulting from Products sold after the date of termination in full of Co-Promotion activities by Neurocrine as and when such IP Liability arises, and (Z) in the event of any termination of the Collaboration Agreement where, as a result, this Agreement terminates, Neurocrine shall indemnify, defend and hold Pfizer Indemnified Parties harmless under the terms hereof from and against [***] of the amount of any and all of any IP Liability directly resulting from Products sold after the date of termination of the Collaboration Agreement by or on behalf of or under the authority of Neurocrine as and when such IP Liability arises.

            (iii) For purposes of this Agreement, Pfizer shall be entitled to become the "Indemnifying Party" as that term is used in
                  Section 10.05 and therefore Pfizer shall have full control of any such claim from a Third Party involving IP Liability as contemplated in Section 10.05 (other than in respect of circumstances where Section 10.04(b)(ii)(Z) shall apply) so long as the Litigation Conditions are satisfied.

      (c)   [***]:

            (i)   [***].




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            (ii)  [***].

            (iii) [***].








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            (iv)  [***].

            (v)   [***].

            (vi)  [***].






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            (vii) [***].







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10.05 Indemnification Procedure.

      (a) A party seeking indemnification pursuant to Article 10 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the commencement or assertion of any claim from any unaffiliated third party (a "Third Party") (which in no event includes any claims by any Pfizer Indemnified Party or any Neurocrine Indemnified Party) in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, and shall not make any admission concerning such claim from a Third Party, unless such admission is required by applicable Law or legal process, including in response to questions presented in depositions or interrogatories. Any admission made by the Indemnified Party, except for an admission required by applicable Law or legal process, or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend such claim from a Third Party is prejudiced thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty
            (30) days of receipt of notice from the Indemnified Party of the commencement or assertion of a claim from a Third Party, to assume and conduct the defense of such claim from a Third Party, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, provided that (i) other than with respect to claims for Product Liability and IP Liability for which Pfizer has assumed the defense as provided herein (which shall not include Product Liability as set forth in Section 10.02), the claim from a Third Party does not seek (and continues not to seek) specific performance of the Indemnified Party; and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim from a Third Party in full, subject to Section 10.04 (where Pfizer only shall be responsible for Product Liability and IP Liability as provided herein). (The conditions set forth above are collectively referred to as the "Litigation Conditions"). Subject to the initial and continuing satisfaction in full of the Litigation Conditions and the terms and conditions of Article 10, the Indemnifying Party shall have full control of such claim from a Third Party, including settlement negotiations and any legal proceedings. If the Indemnifying Party does not assume the defense of such claim from a Third Party in accordance with this Section
            10.05 or the Litigation Conditions are not at any time then satisfied in full, the Indemnified Party may defend the claim from a Third Party.

      (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense of any claim from a Third Party which the other is defending as provided in this Agreement. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred, without its consent, by the Indemnified Party where the action or proceeding is under the control of the Indemnifying Party and the Indemnifying Party is conducting such defense diligently; provided, however, that if (i) the Litigation Conditions have not been met or cease to be met in full, or (ii) the Indemnifying Party fails in any material way to take reasonable steps necessary to defend diligently such claim from a Third Party, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

      (c) The Indemnifying Party, if it shall have assumed the defense of any claim from a Third Party as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such claim from a Third Party to the extent such claim from a Third Party involves equitable or other non-monetary relief from the Indemnified Party. No party shall, without the prior written consent of the other parties, enter into any compromise or settlement which commits the other parties to take, or to forbear to take, any action.

      (d) Whether or not the Indemnifying Party chooses to defend or prosecute any claim from a Third Party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and


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            attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

      (e) Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party from Third Party; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article 10, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnifying Party.

10.06 Limitation of Damages/Sole Remedy. IN NO EVENT SHALL PFIZER OR NEUROCRINE BE LIABLE UNDER THIS AGREEMENT OR THE COLLABORATION AGREEMENT FOR (X) SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY ANY NEUROCRINE PARTIES OR ANY PFIZER PARTIES, RESPECTIVELY, OR [***], EXCEPT (A) TO THE EXTENT ANY SUCH DAMAGES ARE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM, AND (B) IN THE EVENT OF AN INTENTIONAL AND WILLFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT BY NEUROCRINE OR PFIZER (AS THE CASE MAY BE) OF THIS AGREEMENT. EXCEPT FOR SUITS FOR SPECIFIC PERFORMANCE OR OTHER INJUNCTIVE RELIEF AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE COLLABORATION AGREEMENT, INDEMNIFICATION PURSUANT TO THIS ARTICLE 10 SHALL BE THE SOLE AND EXCLUSIVE REMEDY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY) AVAILABLE TO NEUROCRINE OR PFIZER FOR ANY MISREPRESENTATION UNDER OR BREACH OF THIS AGREEMENT OR THE COLLABORATION AGREEMENT. [***].



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10.07 Insurance. Pfizer will name Neurocrine, [***] as additional insureds on its product liability insurance, which insurance shall provide coverage of not less than [***]. Promptly after the Effective Date Pfizer will supply Neurocrine with evidence of such coverage and during the term of this Agreement, Pfizer will inform Neurocrine of any modifications to such coverages.

                                   ARTICLE 11

11.   NON-COMPETITION.

11.01 Pfizer Non-Competition. If during the term of this Agreement Pfizer or any of its Affiliates intends to Commercialize (as hereinafter defined) a prescription pharmaceutical product having an Insomnia Indication in the Territory (a "Competitive Product"):

      (a)   If such Competitive Product's [***]:

            (i)   [***]

            (ii)  [***].

      (b)   If such Competitive Product's [***]:

            (i)   [***]





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            (ii)  [***]:

                  [***].

      (c) If Pfizer Launches any Competitive Product defined in Section 11.01(b) ("Section 11.01(b) Product"), then neither Pfizer or its Affiliates shall:

            (i)   Engage in negative promotional activities, [***]

            (ii)  [***].






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            (iii) [***].

            (iv)  [***].

      (d) Notwithstanding to the contrary any provisions of this Agreement or the Collaboration Agreement, in no event shall Pfizer be required under this Agreement or under the Collaboration Agreement to engage in any activity regarding a Product which Pfizer is prohibited from undertaking under Section 11.01(c) with respect to a Section 11.01(b) Product, and Section 11.01(c) shall be applicable, on the same basis, mutatis mutandis, to promotional activities regarding the Product vis-a-vis any Competitive Product of Pfizer.

11.02 Neurocrine Non-Competition. If, during the term of this Agreement, Neurocrine or any of its Affiliates proposes to Commercialize a Competitive Product in the Territory, Neurocrine or such Affiliate shall, if such Competitive Product's primary mechanism of






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      action is through binding with [***], divest (by license, sale or similar transaction) such Competitive Product.

11.03 [***].

11.04 For purpose of this Section 11 "Commercialize" means directly or indirectly to market, sell, detail, promote or distribute, but in no event shall include an out-license or other divestiture of intellectual property rights to a person who markets sells details, promotes or distributes.

                                   ARTICLE 12

12.   MISCELLANEOUS.

12.01 Force Majeure. No party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such party.

12.02 Assignment. This Agreement and all rights and obligations granted hereunder shall not be assignable by any party without the prior consent of the other, except that (a) Pfizer may in connection with a Divestiture Transaction assign this Agreement, (b) Pfizer may assign this Agreement, and after all amounts due under the Loan Agreement have been paid in full and the Loan Agreement has been terminated, Neurocrine may assign this Agreement, in each case, in whole or in part, to any Affiliate of such party or to any successor to substantially all of such party's business or assets; provided, however, in the case of Pfizer and Neurocrine, the assigning party shall remain responsible for all obligations hereunder if its Affiliate shall fail to perform hereunder.




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12.03 Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws rules.

12.04 Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement (each, a "Proceeding"), each party hereto irrevocably (i) subject to the final sentence of this Section 12.04, agrees and consents to be subject to (A) in the case of any Proceeding commenced by Pfizer, the exclusive jurisdiction of the United States District Court for the Southern District of California or any California state court sitting in San Diego, California, United States of America (any such court, the "California Court"), and (B) in the case of any Proceeding commenced by Neurocrine, the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York state court sitting in New York, New York, United States of America (any such court, the "New York Court") and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such California Court or New York Court (collectively, the "Courts") as provided in this
      Section 12.04, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such Court does not have any jurisdiction over such party. Notwithstanding the foregoing: (a) if the Court adjudicating such Proceeding refuses for any reason to exercise jurisdiction over the dispute, either party shall be free to bring such Proceeding in any other Court in such state as provided above and, in the event such other Courts refuse for any reason to exercise jurisdiction over the dispute, either party shall be free to bring such Proceeding in any other court, and (b) if any party (the "initiating party") commences a Proceeding in any Court, the other party (the "defendant party") shall possess and retain the right to assert in that same Proceeding all claims and defenses that the defendant party may have against the initiating party, including without limitation all counterclaims and setoffs, and (c) in the case of any suits for specific performance or other injunctive relief, the parties will seek to bring such actions in the Courts as provided in the first sentence of this Section 12.04, except where the applicable Courts as a result of jurisdictional requirements cannot issue the specific performance requested in a timely manner.



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12.05 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address below and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

If to Pfizer:                                 If to Neurocrine:

PFIZER INC.                                   NEUROCRINE BIOSCIENCES, INC.
235 East 42nd Street                          10555 Science Center Drive
New York, New York  10017-5703                San Diego, California  92121-1102

Fax:  212-808-8652                            Fax: 858-658-7605

Attention: President, Pfizer                  Attention:  President
           Pharmaceuticals Group
                                              CC; General Counsel

With a copy to: Senior Vice President
                and General Counsel

Fax: 212-808-8924

In case any party changes its address at which notice is to be received, notice of such change shall be given without delay to the other party.

12.06 Entire Agreements; Amendments. This Agreement, together with the Collaboration Agreement, sets forth the entire agreement and understanding among the parties hereto as to the subject matter hereof and all agreements or understandings, verbal or written, made between Neurocrine and Pfizer before the date hereof with respect to the subject matter hereof. None of the terms or this Agreement shall be amended, supplemented or modified except in writing signed by the parties hereto.



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12.07 Severability. If and solely to the extent that any provision of this
      Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not effect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.

12.08 Waivers. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. Neither the waiver by any party of any term or condition of this Agreement nor the failure on the part of any party, on one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

12.09 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

12.10 Further Assurances. Following the date hereof, Neurocrine and Pfizer shall, and shall cause each of their respective Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary or otherwise reasonably requested by Pfizer or Neurocrine, to confirm and assure the rights and obligations provided for in this Agreement, and render effective the consummation of the transactions contemplated thereby provided however that neither party will be required under this paragraph 11.09 to deliver instruments, documents, conveyances or assurances of any third party.

12.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party including, without limitation, any creditor of either party hereto. No third party shall obtain any right under any provision of this


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      Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party hereto.

12.12 Counterparts. This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

12.13 Headings. Headings in this Agreement are included herein to ease of reference only and shall have no legal effect. References to Sections and Schedules are to Sections and Schedules of this Agreement unless otherwise specified.

12.14 Registration and Filing of the Agreement. To the extent, if any, that a party concludes in good faith that it is required under applicable Laws to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the US Securities and Exchange Commission, or the US Federal Trade Commission, in accordance with applicable Laws, such party may do so and shall provide the other party to this Agreement with a written copy of all proposed filings or registrations to allow for a reasonably sufficient time for review and comment by the other party. The other party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the parties will request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Law. The parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

12.15 Non-Solicitation of Employees. During the term of this Agreement, neither party shall, directly or indirectly, recruit, or solicit any employee of the other party with whom such party has come into contact or interacted for the purposes of performing this Agreement, without the prior consent of the other party, except pursuant to general solicitations not targeted at such employees.





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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.



                                   NEUROCRINE BIOSCIENCES, INC.


                                   By:  /s/ Gary A. Lyons
                                       -------------------------------
                                   Name:   Gary A. Lyons
                                   Title:  President and Chief Executive
                                           Officer

                                    PFIZER INC.


                                   By:  /s/ Henry A. McKinnell
                                       -------------------------------
                                   Name:   Henry A. McKinnell
                                   Title:  Chairman of the Board and
                                           Chief Executive Officer


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